UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2008

New Century Energy Corp.
(Exact name of Registrant as specified in its charter)

Colorado	1311	93-1192725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5851 San Felipe, Suite 775
Houston, Texas 77057
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 266-4344

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

New Century Energy Corp. (the “Company”) named Ken Cleveland as Acting Chief Financial Officer effective January 31, 2008. Mr. Cleveland is employed by Agility Financial Partners, LLC (“Agility”), which entered into an agreement with the Company regarding the employment of Mr. Cleveland (the “Agility Agreement”).  Pursuant to the Agility Agreement, the Company agreed to pay Agility $150 per hour for Mr. Cleveland’s services to the Company and to pay Agility a placement fee equal to 25% of the annualized compensation of Mr. Cleveland, should the Company hire Mr. Cleveland as a full time employee during the first six months of the Agility Agreement, 20% of such salary during the period from six months after the date of the agreement until one year from the date of the agreement and 10% thereafter.

Ken Cleveland, Age 41

Mr. Cleveland is currently a financial consultant for Agility Business Partners, LLC, a provider of financial and regulatory consulting to microcap and smaller public companies.  Mr. Cleveland has been employed by Agility since January, 2008. Prior to joining Agility, Mr. Cleveland served as a financial consultant with Sirius Solutions, LLP. from February 2004 until January 2008.  From May 2002 to January 2004, Mr. Cleveland served as Vice President of Finance and as Chief Financial Officer of RhinoPak, L.P.  From November 1999 to May 2002, Mr. Cleveland served as Controller of NeworkOil, Inc.  From April 1994 to November 1999, Mr. Cleveland held various financial management positions for several private and publicly traded companies. Prior to that, he was with the big four accounting firm Ernst & Young for five years, from September 1989 to April 1994. Mr. Cleveland holds a BBA degree from the Baylor University, which he received in 1989, and is a Certified Public Accountant.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY ENERGY CORP.
Date: February 19, 2008	By:	/s/ Edward DeStefano
Edward DeStefano
Chief Executive Officer